Exhibit 18

30 October 2009

Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026

To the Board of Directors and Stockholders of Illinois Tool Works Inc.:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2009, of the facts relating to the change in the date of the annual impairment test of goodwill. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Illinois Tool Works Inc. and Subsidiaries (the “Company”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Illinois Tool Works Inc. and Subsidiaries as of any date or for any period subsequent to December 31, 2008. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Illinois Tool Works Inc. and Subsidiaries as of any date or for any period subsequent to December 31, 2008.

Yours truly,

/s/ Deloitte & Touche LLP

Chicago, Illinois